Exhibit 99.6

18 June 2008

Danka Business Systems PLC

(“Danka” or the “Company”)

Proposed amendment to Resolution to be proposed at Extraordinary General Meeting

1.	Introduction

On 30 May 2008, the Company posted a circular to Danka Shareholders setting out details of the proposed disposal of its business operations to Konica Minolta (the “Disposal”) and the proposed Members Voluntary Liquidation and convening an Extraordinary General Meeting (the “Circular”).

The Resolutions which are to be proposed at the Extraordinary General Meeting to, among other things, approve the Disposal and the Members Voluntary Liquidation, are set out in full in the Notice of Extraordinary General Meeting on pages 57 to 59 of the Circular (the “Notice of Meeting”). As proposed in the Notice of Meeting, the Resolution to approve the Disposal will be void and of no effect unless the Resolution to approve the Members Voluntary Liquidation is duly passed by the requisite majority and comes into effect in accordance with its terms. Similarly, as proposed in the Notice of Meeting, the Resolution to approve the Members Voluntary Liquidation will be void and of no effect unless, among other things, the Resolution to approve the Disposal is duly passed by the requisite majority.

Following the posting of the Circular, a number of Ordinary Shareholders (including holders of ADSs) with aggregate holdings which represent a significant proportion of the Danka Ordinary Shares in issue have indicated that while they are supportive of the Disposal they do not support the Members Voluntary Liquidation as currently proposed. Given the paramount importance to the Company and Danka Shareholders of completing the Disposal in a timely manner, the Board considers that it would be in the best interests of Danka and the Danka Shareholders as a whole for the Resolution to be proposed to the EGM to approve the Disposal to be amended so that, if duly passed by the requisite majority at the EGM, it will become effective regardless of whether the Resolution to approve the Members Voluntary Liquidation is approved.

Danka Shareholders should be in no doubt as to the importance of the Proposals. The Directors strongly urge Ordinary Shareholders to vote in favour of the amendment to the Resolution to approve the Disposal and the resolutions to be proposed at the EGM. If the Disposal is not approved at the EGM, the Directors are of the opinion that the Disposal may well not be completed and the Group will not have sufficient working capital for the Group’s requirements.

2.	Background

Assuming that Danka completes the Disposal on or about 27 June 2008, the outstanding indebtedness under the GECC credit facilities to be repaid is approximately US$150 million. The Group’s GECC credit facilities are limited to certain multiples of the Group’s adjusted EBITDA and are subject to customary financial covenant testing which is reported on a quarterly basis.

As of 1 July 2008, the multiple of the Group’s adjusted EBITDA, through which the credit limit of the GECC credit facilities is calculated, is to be reduced. This reduction will reduce the borrowing capacity of the Group and require the Group to repay any outstanding indebtedness above the new capacity limit of the GECC credit facilities. The Directors believe a repayment of approximately US$40 million will therefore be required on 1 July 2008 to cover the outstanding indebtedness at that date. Further, the Directors also believe that if the Disposal is not completed prior to 1 July 2008, the Group would be in breach of its financial covenants under the GECC credit facilities as of that date.

If the proceeds of the Disposal are not received before 1 July 2008 the Directors do not believe the Group will be able to finance the forecast debt repayment obligations. The Directors believe that such a default in repayment and/or the anticipated breach of the financial covenants would likely ultimately lead to the withdrawal of the GECC credit facilities. Were this to occur the Board would be forced to seek to negotiate new credit facilities and there is no certainty that such new credit facilities would be available to the Group on terms which are commercially acceptable or at all or that the Group’s creditors would not seek a sale of the Group and/or put the Group in to some form of insolvency proceedings. If the Group was placed into insolvency proceedings the Disposal would not proceed and it is unlikely that Ordinary Shareholders would receive any distribution.

As was stated in the Circular, in determining to proceed with the Proposals, the Board considered a number of factors, including, among others, the significant costs associated with trying to remain an independent player in an extremely competitive industry, the level of the Company’s indebtedness and the Company’s liquidity requirements, and the likelihood that the continued accretion in the value of Danka Participating Shares would outpace the increase in the value of the Company, further reducing the return to the holders of Danka Participating Shares and increasing the possibility of no return to the holders of Danka Ordinary Shares (and ADSs).

In light of these factors, among others, the Directors concluded that the Disposal represented the best financial outcome for all stakeholders of the Company, and that the Members Voluntary Liquidation would enable the net cash in the Company, following Completion, the repayment of the Company’s outstanding indebtedness, including under the credit facilities provided by GECC and after taking into account all known actual and contingent liabilities of the Group and payment of the fees, costs and expenses of the Members Voluntary Liquidation, to be returned to Danka Shareholders in the most cost effective manner.

3.	Reasons for the proposed amendment

Since the Circular was posted, certain Ordinary Shareholders, which control the voting rights in respect of Danka Ordinary Shares representing, in aggregate, approximately 25 per cent. of the total number of Danka Ordinary Shares in issue, have indicated publicly that they intend to vote against the Members Voluntary Liquidation at the Extraordinary General Meeting. If these shareholders were to vote against the Resolution to approve the Members Voluntary Liquidation, it would be highly unlikely for that Resolution to be passed. Additionally, as the Resolution to approve the Disposal, as presented in the Notice of Meeting, is conditional on shareholder approval of the Resolution to approve the Members Voluntary Liquidation, in such circumstances it would be highly unlikely for the Disposal to be duly approved or to be completed. If the Disposal is not duly approved at the Extraordinary General Meeting, Konica Minolta would have a right to terminate the Disposal Agreement and there can be no certainty that Konica Minolta would be prepared to waive this right.

Given the Company’s liquidity situation and the situation surrounding the Company’s existing debt obligations, as described above and in the Circular, the Board continues to believe that completing the Disposal in a timely manner is of paramount importance to the Company and to Danka Shareholders as a whole.

Consequently, in response to the statements by a number of Ordinary Shareholders that they do not support the Members Voluntary Liquidation, the Board has concluded that it is in the best interests of the Company and Danka Shareholders as a whole for the Resolution to approve the Disposal to be amended so that it is no longer conditional upon shareholder approval of the Resolution to approve the Members Voluntary Liquidation.

Accordingly, the Board intends to propose an amendment to the Resolution to approve the Disposal at the Extraordinary General Meeting which would have the effect of allowing that Resolution to come into force if approved by the requisite majority, regardless of whether the Resolution to approve the Members Voluntary Liquidation is approved. This would allow the Disposal to be completed even if the Resolution to approve the Members Voluntary Liquidation is not approved by the requisite majority.

The full text of the Resolution to approve the Disposal, as so amended, is set out in the Appendix to this announcement.

The Cypress Shareholders have agreed to vote in favor of the proposed amendment to the Resolution relating to the Disposal, and they have reaffirmed their previous agreement to vote in favor of the Disposal, the Members Voluntary Liquidation and related proposals.

If the amendment to the Resolution to approve the Disposal is approved at the Extraordinary General Meeting and that Resolution, as so amended, is duly passed by the requisite majority, being a simple majority of the votes cast in person or by proxy at the Extraordinary General Meeting, the Board intends to proceed with Completion of the Disposal, regardless of whether the Resolution to approve the Members Voluntary Liquidation, or any of the other resolutions to be considered at the Extraordinary General Meeting, is duly approved.

4.	The Members Voluntary Liquidation

If the Resolutions to approve the Disposal and the Members Voluntary Liquidation are duly passed Danka will enter into the Members Voluntary Liquidation, and the Liquidators will be appointed joint liquidators for the purposes of the voluntary winding up of the Company.

If the Resolution to approve the Disposal (as amended) is passed by the requisite majority, but the Resolution to approve the Members Voluntary Liquidation is not, the Company will not enter into the Members Voluntary Liquidation. In such circumstances, the Board will proceed with Completion and will, along with the Company’s management, assess what alternatives may be available to distribute the proceeds from the Disposal among Danka Shareholders. Among other alternatives, the Board may again seek shareholder approval for a members voluntary liquidation. Danka Shareholders should note that under the Articles, the Company is required, subject to the requirements of English company law, to redeem all of the Danka Participating Shares on 17 December 2010 (or as soon thereafter as the Company is permitted by English company law), or the maximum number of Danka Participating Shares which can lawfully be so redeemed on such date in accordance with such requirements.

The Board has procured the agreement of the Participating Shareholders, should Completion take place and a members voluntary liquidation be approved, whether it be the proposed Members Voluntary Liquidation approved at the Extraordinary General Meeting or a members voluntary liquidation approved at a future shareholder meeting, to irrevocably and unconditionally direct and instruct the liquidators appointed in respect of that members voluntary liquidation to pay to the holders of Danka Ordinary Shares (including holders of ADSs) at the time the members voluntary liquidation commences a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, out of the proceeds of the liquidation, prior to any distribution of the proceeds of the liquidation to the holders of Danka Participating Shares.

Ordinary Shareholders should note, however, that should the proposed Members Voluntary Liquidation not be approved, there is no guarantee that any future alternative chosen by the Board will result in any return to Ordinary Shareholders. Under the existing terms of the Articles, given the current approximately $372 million in accreted value of the Participating Shares, the Participating Shareholders would be entitled to receive all of the net distributable proceeds from the Disposal in a liquidation.

5.	Further Information

A further circular (the “Supplemental Circular”) providing additional information on the amendment to be proposed at the Extraordinary General Meeting will be posted to Ordinary Shareholders as soon as possible.

6.	Recommendation

The Board continues to consider the Resolutions to be proposed at the Extraordinary General Meeting (subject to the amendment to the Resolution to approve the Disposal described above) to be in the best interests of the Company and Danka Shareholders as a whole. Accordingly, the Board recommends that Danka Shareholders vote in favour of the amendment to the Resolution to approve the Disposal to be proposed by the Board at the Extraordinary General Meeting, as all Directors intend to do in respect of their own beneficial shareholdings. In addition, the Board recommends that Danka Shareholders vote in favour of the resolutions to be proposed at the Extraordinary General Meeting (in the case of the Resolution to approve the Disposal, in the form amended as proposed by the Board), as all Directors intend to do in respect of their own beneficial shareholdings.

7.	Action to be taken

Given the paramount importance of completing the Disposal in a timely manner as described above, the Board does not consider it desirable to seek to adjourn the Extraordinary General Meeting beyond 27 June 2008.

A Form of Proxy to be used by Ordinary Shareholders in connection with the Resolutions to be proposed at the Extraordinary General Meeting accompanied the Circular. This Form of Proxy should be discarded and Ordinary Shareholders who have not yet voted are requested to do so using the revised forms of proxy referred to below.

Revised forms of proxy to be used by Ordinary Shareholders in connection with (a) the amendment to the Resolution to approve the Disposal to be proposed by the Board at the Extraordinary General Meeting, (b) the amended Resolution to approve the Disposal, and (c) the other Resolutions to be proposed at the Extraordinary General Meeting will be posted to Ordinary Shareholders as soon as possible. Whether or not Ordinary Shareholders intend to attend the Extraordinary General Meeting in person, they are requested to complete the revised form of proxy in accordance with the instructions printed on it and return it as soon as possible by post or (during normal business hours only) by hand but, in any event so as to be received by Danka’s registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, no later than 2.00 p.m. on 25 June 2008. Ordinary Shareholders who have already returned the original Form of Proxy are requested to complete and return the revised form of proxy in accordance with the instructions given above.

Voting instructions given on any original form of proxy will nevertheless remain valid in relation to each of the resolutions as proposed in the original notice of meeting, unless superseded by the return of a revised form of proxy. Where the Chairman has been appointed proxy in relation to certain Danka Ordinary Shares under the original form of proxy, and no revised form of proxy has been filed in relation to those Danka Ordinary Shares, or the Chairman has not otherwise been instructed by his appointor as to how he should vote, the Chairman will abstain from voting those Danka Ordinary Shares on the amendment and (if the amendment is approved) on the Resolution to approve the Disposal, as amended.

Except as disclosed in this announcement or as will be disclosed in the Supplemental Circular, there has been no significant (as such term is defined in paragraph 10.4.2(3) of the Listing Rules of the UK Listing Authority) change affecting any matter contained in the Circular and no other significant new matter has arisen which would have been required to be mentioned in the Circular if it had arisen at the time of the preparation of the Circular.

Capitalised terms used in this announcement have the meaning ascribed to them in the Circular except where the context requires otherwise.